CONSENT OF BUSINESS VALUATION EXPERTS

[LETTERHEAD]

                               September 13, 2002


As business valuation experts, we hereby consent to the use and discussion of our business valuation report dated September 9, 2002, included in this registration statement on Form S-2, and all amendments thereto, and to all references to our firm included in this registration statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Houlihan Valuation Advisors


/s/ Rick Miranda
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September 12, 2002